Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“the Agreement”) is entered into effective June 1, 2005, between NorthWestern Corporation (“the Company”) and Gary Drook (“Drook”).

RECITALS

WHEREAS, Drook was employed by the Company; and

WHEREAS, Drook has resigned and the Company has accepted his resignation on and subject to the terms set forth herein;

NOW THEREFORE, Drook and the Company agree as follows:

1.0                               Termination of Employment

1.1                                 Drook resigned his employment as President and Chief Executive Officer of the Company and in all other related positions he held with the Company and its affiliates, including his position as a member of the Company’s Board of Directors, effective March 29, 2005.

1.2                                 Drook shall remain on the Company payroll to and including June 1, 2005, at his current salary to assist with the transition and thereafter as a consultant.

1.3                                 Beginning June 1, 2005, Drook will be a consultant providing any services reasonably requested of him by the Board of Directors or the Chief Executive Officer (hereinafter “Consulting Services”).  It is the intent of this Agreement and it is understood and agreed that, in the performance of such Consulting Services under the terms of this Agreement and any amendments to this Agreement, Drook shall perform such Consulting Services as an independent contractor with respect to NorthWestern and not as an employee of NorthWestern, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement.

2.0                               Final Compensation

2.1                                 Drook’s final paycheck shall include Drook’s normal pay through June 1, 2005, plus or minus any time for personal vacation days accrued but not used or used but not accrued.

2.2                                 Drook will receive reimbursement for the legitimate business expenses incurred by him on or before June 1, 2005, which he submits to the Company not later than July 1, 2005, and which are approved by the Company.  Reimbursement will be made within two (2) weeks after documentation of expenses is received.

3.0                               Severance

3.1                                 In lieu of any other severance due Drook, and in consideration of Drook’s covenants and the releases provided herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company agrees to pay Drook the sum of $1,130,000.00 (One Million One Hundred Thirty Thousand Dollars and No Cents) as severance.

3.2                                 The Company shall make the payment set forth in paragraph 3.1 to Drook in equal bi-weekly installments for the twenty-four (24) month period commencing June 1, 2005, and ending June 1, 2007, provided however that the initial payment shall be made eight days following execution of this Agreement.  Payment shall be made by electronic deposit bi-weekly pursuant to the normal NorthWestern payroll cycle.  NorthWestern is not responsible for payroll withholdings, and shall not withhold FICA or taxes of any kind from any payments that it owes Drook.  Drook shall be solely responsible for paying any and all taxes, FICA, workers’ compensation, unemployment compensation, health insurance and life insurance (except as set forth in section 4 below), paid vacations, paid holidays, pension, profit sharing, and other similar benefits for himself.  Drook will indemnify and hold harmless NorthWestern from any and all loss or liability, including attorney’s fees, arising from his failure to make any of these payments or withholdings or failure to provide these benefits, if any.

3.3                                 The payment provided in paragraph 3.1 shall become due and payable (less any sums already paid) within 14 days in the event of (a) Drook’s disability or death, or (b) a Change of Control.  For purposes of this paragraph 3.3, Change of Control shall mean:

(i)                                     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (iii)(B) below;

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by the affirmative vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (“Continuing Directors”);

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation in which (A) the Company’s shareholders receive or retain voting common stock in the Company or the surviving or resulting corporation in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of the Company are or continue to be Continuing Directors following such transaction, or (B) the Company’s shareholders receive voting common stock in the corporation which becomes the public parent of the Company or its successor in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of such parent corporation are Continuing Directors immediately following such transaction;

(iv)                              the sale of any one or more Company subsidiaries, businesses or assets not in the ordinary course of business and pursuant to a shareholder approved plan for the complete liquidation or dissolution of the Company; or

(v)                                 there is consummated any sale of assets, businesses or subsidiaries of the Company which, at the time of the consummation of the sale, (A) together represent 50% or more of the total book value of the Company’s assets on a consolidated basis or (B) generated 50% or more of the Company’s pre-tax income on a consolidated basis in either of the two fully completed fiscal years of the Company immediately preceding the year in which the Change in Control occurs; provided, however, that, in either case, any such sale shall not constitute a Change in Control if such sale constitutes a Rule 13e-3 transaction and at least 60% of the combined voting power of the voting securities of the purchasing entity are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

4.0                               Benefits Continuation

For the period June 2, 2005, to and including June 1, 2007, (“Benefits Continuation Period”), the Company shall pay to Drook and/or his eligible dependants compensation in an amount equal to what it would cost Drook to purchase continuing medical, dental, and vision benefits provided to executives of the Company or substantially equivalent to such benefits provided to executives of the Company (“Benefits Continuation Compensation”), plus an additional amount such that the net amount retained by Drook after taxes on the Benefits Continuation Compensation shall equal the pretax Benefits Continuation Compensation.  For the Benefits Continuation Period, the Company will self-fund a life insurance benefit on a term basis in the amount of $1 million.  The Company’s obligations hereunder shall continue for the Benefits Continuation Period regardless of whether Drook purchases all or any of the benefits referred to herein.

5.0                               Special Recognition Grant

The Company acknowledges that Drook has received a Special Recognition Grant of 102,960 shares of stock and that Drook’s ownership rights in 51,480 of those have vested.  The Company hereby agrees that the remaining 51,480 unvested shares in the Special Recognition Grant shall vest effective June 1, 2005, without further action by the Company.

6.0                               Relocation

6.1                                 The Company agrees to pay the following reasonable out-of-pocket expenses incurred by Drook in connection with the sale of his residence located at 3529 Spencer Boulevard, Sioux Falls, South Dakota 57103 (“the Residence”) and his relocation: (1) costs incurred to ready the house for sale up to a maximum of $5,000.00; (2) real estate broker fees; (3) closing costs; (4) moving costs; and (5) travel expenses incurred by Drook and/or his wife not to exceed $3,000.00 in connection with the round trips to and from Sioux Falls to ready the Residence for sale and to move.  In order to obtain reimbursement from the Company, Drook shall give the Company at least five days written notice before incurring any such costs in excess of $5,000.

6.2                                 Drook will list the Residence for sale on or by July 1, 2005.  If Drook does not reach an agreement for purchase with a bona fide purchaser within 120 days, i.e., on or by November 1, 2005, Drook shall have the right to sell to the Company, and the Company agrees to purchase, the Residence for an amount (the “Purchase Price”) established under paragraph 6.2.1 upon exercise of his right in accordance with paragraph 6.2.2.

6.2.1                        No earlier than November 1, 2005, Drook shall have the right to request in writing from the Company two appraisals on the Residence.  Within fifteen (15) days of the request provided herein, the Company shall order two appraisals on the Residence, one of which shall be prepared by an appraiser selected by Drook.  The Purchase Price of the Residence shall be the average of these two appraisals, provided that the lower appraisal is not less than 95% of the higher.  If the lower is less than 95% of the higher, the Company shall order a third appraisal by an appraiser mutually agreeable to the Company and Drook.  The Purchase Price shall then be the average of the two highest appraisals.  The Company shall pay for all appraisals provided for hereunder.

6.2.2                        Drook shall exercise his right to sell the Residence to the Company at the Purchase Price determined pursuant to paragraph 6.2.1 by giving the Company written notice of his intent to sell within one hundred twenty (120) days of receipt of the last appraisal (“Notice of Intent to Sell”).  If Drook so exercises his right to sell the Residence to the Company, the Company shall purchase the Residence at the Purchase Price and the sale shall close within 30 days of the Company’s receipt of the Notice of Intent to Sell.

7.0                               Technology

7.1                                 The Company agrees that Drook shall retain possession of the following equipment and services:

i.                                          2 IBM ThinkPad lap top computers with base stations

ii.                                       1 IBM Personal Computer/LCD Display/Keyboard

iii.                                    2 HP Laser Printer/Copier/Fax

iv.                                   2 Wireless connection systems

v.                                      2 High Speed Internet Cable Modems and monthly service

vi.                                   1 Verizon Cell Phone and monthly service with phone #605-321-0795

vii.                                Access to the NorthWestern File Server and retention of Internet address gary.drook@northwestern.com

7.2                                 Drook shall be responsible for payment of service fees on this equipment incurred after June 1, 2007.

7.3                                 In order to retain possession of the items listed in 7.1(i) and 7.1(ii) above after June 1, 2007, Drook shall then provide remote access to the Company (or shall ship these items to the Company at the

Company’s expense) so that it may eliminate and delete from these computers Company proprietary information stored on them.  In addition, the Company shall, if possible, transfer any licensed software to Drook consistent with the Company’s software licenses, or if such transfer is not permissible under the license, shall then be given access to eliminate and delete such software from the equipment.

8.0                               Retirement Claim in Bankruptcy

8.1                                 The Company acknowledges that Drook has filed a claim for $83,682.00 (Eighty-Three Thousand Six Hundred Eighty-Two Dollars and No Cents) under the Supplemental Income Security Plan (“SISP”) with the bankruptcy court in the NorthWestern Corporation chapter 11 proceedings, Case No. 03-12872 in the United States District Court for Delaware (“the Retirement Claim”).

8.2                                 The Company agrees that neither the fact nor the terms and conditions of this Agreement will have any effect on Drook’s Retirement Claim.

9.0                               Additional Expenses

The Company shall reimburse Drook’s reasonable attorney’s fees incurred in connection with his termination and preparation of this Agreement in an amount not to exceed $25,000.00 (Twenty-Five Thousand Dollars).

10.0                        Cooperation with Litigation

10.1                           In consideration of the payment of severance and benefits continuation set forth herein, Drook agrees that he will make himself available to respond to the Company’s reasonable requests for information or assistance on matters arising after Drook’s termination regarding matters related to the Company’s business and legal affairs.  Drook agrees to cooperate fully with the Company in defense or prosecution of any matter in which Drook was involved during his employment with the Company and to make himself reasonably available as required by the Company or its counsel.  Such cooperation shall include, without limitation, making himself available for interviews by counsel for the Company, assisting in responding to discovery, making himself available as a witness for deposition, trial or hearing testimony, or such other assistance as the Company may reasonably require.  The Company will reimburse Drook for his reasonable out-of-pocket expenses incurred in connection with responding to any such requests.

10.2                           Drook will not voluntarily assist any person in bringing or pursuing any claims or legal action against the Company or any Released Party.

11.0                        Releases

11.1                           In exchange for the consideration set forth herein, which Drook acknowledges and agrees as being adequate, Drook, on behalf of himself and his heirs, successors, and assigns, hereby releases and forever convents not to sue, the Company, and any past, present and/or future parent corporations, subsidiaries, partnerships, joint ventures, insurers, pension plans, pension plan and benefit plan trustees, affiliates and other related entities of them, and the past, present and future directors, officers, shareholders, employees, trustees, fiduciaries, representatives, successors, predecessors, agents, and assigns of any of the foregoing (all referred to hereinafter as the “Released Parties”) from and on any action, suit, injury, damage, claim, demand, expense, debt, agreement, promise, account, covenant, contract, judgment, execution, costs, expenses, attorney’s fees and/or liability or obligation of any kind, name, and nature whatsoever (all hereinafter referred to as “claims”) whether at law or in equity, and whether known or unknown, which Drook has, or ever had, against the Released Parties as of the date of this Agreement.

11.1.1                  By way of example only and without limiting the above, Drook waives and releases any rights or claims Drook might have to file a lawsuit or assert any claims arising out of or relating to Drook’s employment with or separation from the Company, all claims of alleged wrongful, bad faith, constructive and/or retaliatory discharge, all claims of any form of alleged unlawful employment discrimination under federal, state, or local law, including without limitation all claims based upon Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act, as amended, and/or any federal, state, or local law, act, or ordinance, as amended, all claims arising under any other federal, state, or local law relating in any way to employees or employment, including without limitation the South Dakota Human Relations Act of 1972, SPCL 20-13, as amended, the Sioux Falls City Ordinance Chapter 21 ½, as amended, the Employment Retirement Income Security Act and the Fair Labor Standards Act, all claims of breach of either express or implied, written or oral, contract or agreement, all claims of intentional or negligent infliction of emotional distress, all claims of tortious interference with contract or prospective business relationship, all claims of libel, slander, or defamation, all claims of invasion of privacy, all personal injury or other tort claims, all claims based on any public policy, all claims based on any policy, procedure, and/or practice of the Company, all claims for wages, back pay, front pay, vacation pay, separation pay, relocation assistance, or any other form of compensation, all claims for compensatory or punitive damages, all claims for costs, expenses, or attorney’s fees, all claims for reinstatement of employment with the Company, all claims to file a class action or participate as a class member in any lawsuit against any Released Party, and/or any common law claim, whether based in law or equity.

11.1.2                  Nothing herein shall constitute a release by Drook of any claims for benefits under the Company benefits plans, or any rights to indemnification whether under this Agreement or otherwise, or of rights under any policies of directors and officers liability insurance, or of any rights to seek enforcement of this Agreement.

11.2                           The Company hereby releases and forever covenants not to sue Drook and his heirs, successors or assigns, of from and on any action, suit, injury, damage, claim, demand, expense, debt, agreement, promise, account, covenant, contract, judgment, execution, costs, expenses, attorney’s fees and/or liability or obligations of any kind, name, and nature whatsoever (all hereinafter referred to as “claims”) whether at law or in equity, and whether known or unknown, which the Company has, or ever had, against Drook as of the date of this Agreement.

12.0                        Nondisparagement

Drook and the Company each agree that they will not criticize, denigrate or disparage the other concerning any issue arising out of or in relation to Drook’s employment with the Company or for any other reason.  This provision shall be binding upon the officers, directors and attorneys of the Company.

13.0                        Confidentiality

Drook acknowledges that during the course of his employment the Company has entrusted him with various confidential documents and information relating to the Company, including but not limited to its financial affairs, operations, customers and business plans (“Confidential Information”).  Drook acknowledges that such Confidential Information is secret and proprietary to the Company.  Drook agrees to maintain confidentially of all such Confidential Information revealed to or known by him.  In the event that Drook receives a subpoena or other request for Confidential Information in connection with any judicial, administrative proceedings, or arbitration, Drook shall notify the Company as soon as possible of any such subpoena or request for information, and, unless ordered to do otherwise by a Court, administrative law judge, or arbitrator, shall not produce any Confidential Information without first giving the Company an opportunity to respond to such subpoena or request.

14.0                        Indemnification and Liability Insurance Coverage

14.1                           To the extent permitted by law, the Company shall indemnify Drook on the same terms available to then current executive officers.

14.2                           The Company shall take steps necessary to assure that Drook is afforded coverage under the Company’s current and future directors and officers liability insurance polices to the extent that such policies otherwise purchased by the Company afford coverage to former officers and directors.

15.0                        Entire Agreement

This Agreement contains the entire agreement between Drook and the Company.  This Agreement supersedes all prior correspondence, communications, negotiations and/or agreements, which are merged herein, including but not limited to the employment contract between Drook and the Company.  There are no additional or prior promises, representations, terms or provisions other than those contained herein.  Drook and the Company agree that this Agreement may only be modified by a written instrument signed by both parties and that neither will assert any claim against the other based on any alleged agreement affecting or related to the terms of this Agreement not in writing and signed by both.  Drook and the Company acknowledge that reliance on any such agreement not in writing would be unreasonable.

16.0                        Construction of Agreement

16.1                           This Agreement shall be interpreted under the substantive laws of the State of South Dakota, without regard to its law of conflicts.

16.2                           This Agreement shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by one of the parties or counsel for one of the parties.

16.3                           Drook acknowledges and agrees that by entering into this Agreement, the Company admits no liability to Drook of any nature.

16.4                           If any portion of this Agreement is declared invalid or unenforceable, the remaining terms of this Agreement shall continue in force and not be affected.

17.0                        Acknowledgment

Drook acknowledges and represents that he has carefully read and fully understands all of the provisions of the Agreement.  Drook’s execution of this Agreement and waiver of rights herein is knowing and voluntary and free of duress or coercion.  This Agreement releases rights and claims arising under federal and state law, including without limitation the federal Age Discrimination in Employment Act, 29 U.S.C chapter 14, as amended.  This Agreement does not waive rights or claims that may arise after the date of execution of this Agreement.  This Agreement waives rights and claims in exchange for valuable consideration to which Drook is not otherwise entitled.  Drook has been given the opportunity, if so desired, to consult with an attorney at his own expense and to consider this Agreement for twenty-one (21) days before deciding whether to sign it.  If Drook signs this Agreement before the expiration of that twenty-one (21) day period, Drook acknowledges that such decision was entirely voluntary and constitutes a waiver of any time remaining in the consideration period.  Drook understands that he has seven (7) days after he signs this Agreement (including the releases in this Agreement) to revoke this Agreement (including the releases in this Agreement).  If Drook chooses to revoke this Agreement (including the releases in this Agreement), Drook shall provide such revocation by (1) sending his revocation in writing (by fax or certified mail return receipt requested) and also (2) returning to the Company any sums Drook has received pursuant to this Agreement (including the releases in this Agreement), and shall send such written revocation ands such sums to the Company’s General Counsel Thomas J. Knapp by the end of the seven (7) day period.  This Agreement (including the releases in this Agreement) shall become effective and enforceable on the eighth (8th ) day following Drook’s execution of this Agreement.

AGREED:

NORTHWESTERN CORPORATION

By:

Title:

Date:

GARY A. DROOK

Date: